Exhibit 99.1

                   Pediatrix Executive Establishes
                Pre-Arranged Stock Option Trading Plan

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Feb. 19, 2004--Pediatrix Medical Group, Inc. (NYSE:PDX) today announced that Roger J. Medel, M.D., its founder, President and Chief Executive Officer, and his wife, Virginia T. Medel, M.D., have established a plan under the Securities and Exchange Commission's Rule 10b5-1 to trade shares subject to stock options over a protracted period of time.
    The plan established for the Medels calls for the orderly forward sale of 477,635 shares subject to options that are due to expire prior to the end of the 2006 first quarter, including 77,635 options that expire this year. The plan allows for the exercise of options at three price levels, each of which is above the closing price on Thursday, February 19, 2004. The number of options that may be exercised in any one quarter increases with Pediatrix's share price. The maximum number of options that may be exercised in any one quarter is 200,000 shares at prices above $80 per share.
    Under terms of the plan, additional shares subject to options that are due to expire before the end of 2008 will be available for sale as they reach the eighth anniversary of their grant, which is within two years of their expiration date. Under Pediatrix's stock option plan, options expire on the 10-year anniversary of their grant.
    "I remain very confident in our ability to grow Pediatrix, and the structure of this plan sends a very positive statement about my belief in our ability to capitalize on the promising prospects available to Pediatrix, while at the same time allows me to meet my estate-planning objectives over an extended period of time," said Dr. Roger Medel.
    Dr. Medel, 56, founded Pediatrix in 1979, and over almost 25 years has built it into the nation's largest provider of physician services focused on maternal-fetal and newborn care.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Pediatrix also employs pediatric intensivists, pediatric hospitalists, and pediatric cardiologists. Combined, Pediatrix and its affiliated professional corporations employ more than 690 physicians in 30 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at http://www.pediatrix.com.

    Matters discussed in this release may include forward-looking statements within the meaning of the Federal securities laws. Such forward-looking statements may include, but are not limited to, statements relating to Pediatrix's objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that Pediatrix intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions.
    These statements are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Any forward-looking statement is made as of the date hereof. We disclaim any duty to update or revise any such statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements.
    Some of the factors that may cause actual results, developments and business decisions to differ materially from those projected or anticipated by such forward-looking statements, as more fully discussed under the section entitled "Risk Factors" in Pediatrix's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, pending and future investigations by federal and state government authorities of Pediatrix's billing or other practices (including the previously disclosed investigations regarding Pediatrix's Medicaid billing practices and an investigation by the Federal Trade Commission); unfavorable regulatory or other changes or conditions in geographic areas where Pediatrix's operations are concentrated; determinations that Pediatrix failed to comply with applicable health care laws and regulations, limitations, reductions or retroactive adjustments reimbursement amounts or rates by government-sponsored health care programs; audits by third party payors with respect to Pediatrix's billings for services; failure of physicians affiliated with us to appropriately record and document the services that they provide; Pediatrix's failure to find suitable acquisition candidates or successfully integrate any future or recent acquisitions; Pediatrix's failure to successfully implement Pediatrix's strategy of diversifying its operations; impairment of long-lived assets, such as goodwill; federal and state health care reform, including changes in the interpretation of government-sponsored health care programs; Pediatrix's failure to successfully recruit additional and retain existing qualified physicians; pending and future malpractice and other lawsuits; Pediatrix's failure to manage growth effectively and to maintain effective and efficient information systems; Pediatrix's failure to collect reimbursements from third party payors in a timely manner; cancellation or non-renewal of Pediatrix's arrangements with hospitals, or renewal of such arrangements on less favorable terms; loss of Pediatrix's affiliated physicians' privileges or ability to provide services in hospitals, or hospitals entering into arrangements with physicians not affiliated with Pediatrix; and increased competition in the health care industry.
    All information in this release is as of February 19, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.


    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Investor Relations:
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com